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                               BWAY CORPORATION

                      1999 ANNUAL MEETING OF STOCKHOLDERS

                CERTIFICATE AND REPORT OF INSPECTOR OF ELECTION
                -----------------------------------------------


     The undersigned, the duly appointed Inspector of Election at the Annual Meeting of Stockholders (the "Annual Meeting") of BWAY Corporation, a Delaware corporation (the "Company"), held on February 19, 1999, pursuant to Section 231 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY that the following is an accurate report of the votes of the stockholders of the Company at the Annual Meeting:

     (1) The number of shares of Common Stock of the Company issued and outstanding and entitled to vote on matters submitted at the Annual Meeting to the holders of Common Stock was 9,310,818.

     (2) There were present at the Annual Meeting, in person or by proxy, holders of 8,644,976 shares of Common Stock, which is 92.85% of the total number of shares of Common Stock outstanding and entitled to vote at the Annual Meeting and which constituted a quorum for purposes of voting on each of the matters submitted to the stockholders for their vote.

     (3) I tabulated the votes with respect to the election of directors, and James W. Milton received 8,116,298 votes, John E. Jones received 8,116,143 votes and John W. Puth received 8,116,093 votes.

     (4) Each of James W. Milton, John E. Jones and John W. Puth received a plurality of the votes cast by the holders of the Common Stock and I hereby declare and certify to the Secretary of the Company that each of James W. Milton, John E. Jones and John W. Puth has been duly elected as a director of the Company.
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     (5)  I tabulated the votes with respect to the resolution regarding approval of the third amendment and restatement of the BWAY Corporation 1995 Long-Term Incentive Plan and such proposal received the number of votes set forth below:

                                                 Number of Votes
                                                 ---------------

          For                                     6,175,199.9000
          Against                                 2,445,250.9530
          Abstain                                    24,325.1470

Since a majority of the outstanding shares of the Common Stock were voted for adoption, I hereby declare and certify to the Secretary of the Company that such resolution has been adopted by the stockholders of the Company.

     (6) I tabulated the votes with respect to the resolution regarding ratification of the appointment of Deloitte & Touche LLP as independent public accountants for the fiscal year ending October 3, 1999 and such proposal received the number of votes set forth below:

                                                 Number of Votes
                                                 ---------------

          For                                     8,610,466.3100
          Against                                     8,670.0650
          Abstain                                    25,839.6250

Since a majority of the votes cast by the holders of the Common Stock present and voting at the meeting were votes for approval, I hereby declare and certify to the Secretary of the Company that such resolution has been approved by the stockholders of the Company.

                               *   *   *   *   *
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          IN WITNESS WHEREOF, I have executed this Certificate the 19th day of
February, 1999.


                                        By:   /s/ Susan M. Shadel
                                           --------------------------------
                                        Print: Susan M. Shadel
                                              -----------------------------
                                              on behalf of Harris Trust and
                                              Savings Bank